Exhibit 99.1
Tilly's, Inc. Finishes Record-Setting Fiscal 2021 with a Strong Fourth Quarter, Provides Fiscal 2022 First Quarter Outlook

Irvine, CA – March 10, 2022 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the fourth quarter and full 2021 fiscal year ended January 29, 2022.
"Each quarter of fiscal 2021 set Company records for net sales and operating income. Our fourth quarter comparable net sales grew by 12.5% and our earnings per share of $0.38 represented our best fourth quarter earnings in our public company history. I am very proud of the dedication and hard work put in by our store, distribution and corporate office teams," commented Ed Thomas, President and Chief Executive Officer. "Fiscal 2022 is off to a good start, but our comparisons to last year will get much tougher as we begin to anniversary last year's pent-up demand and federal stimulus payments."

Fiscal 2021 Fourth Quarter Results Overview
The following comparisons refer to operating results for the fourth quarter of fiscal 2021 versus the fourth quarter of fiscal 2020 ended January 30, 2021:
•Total net sales were $204.5 million, an increase of $26.6 million or 14.9%, compared to $177.9 million last year. Total comparable net sales, including both physical stores and e-commerce, increased by 12.5% compared to last year.
◦Net sales from physical stores were $152.2 million, an increase of $29.6 million or 24.2%, compared to $122.5 million last year. Comparable net sales from physical stores increased by 20.7%. Net sales from stores represented 74.4% of total net sales compared to 68.9% of total net sales last year. The Company ended fiscal 2021 with 241 total stores compared to 238 total stores at the end of fiscal 2020.
◦Net sales from e-commerce were $52.3 million, a decrease of $(3.1) million or (5.6)% compared to $55.4 million last year. E-commerce net sales represented 25.6% of total net sales compared to 31.1% of total net sales last year. Consumer behavior in 2021 favored stores over e-commerce relative to last year during which stores were more constricted in operating hours and customer occupancy limits than this year.
•Gross profit was $70.4 million, an increase of $12.1 million or 20.8%, compared to $58.3 million last year. Gross margin, or gross profit as a percentage of net sales, was 34.4%, an improvement of 170 basis points compared to 32.7% last year. Total buying, distribution and occupancy costs improved by 190 basis points collectively, despite increasing by $1.9 million in total, due to leveraging these costs against higher net sales. Product margins decreased by 20 basis points as a percentage of net sales primarily due to an increase in sales return reserves and less favorable inventory shrink results than last year, the combination of which more than offset a lower markdown rate compared to last year.
•Selling, general and administrative expenses ("SG&A") were $53.1 million, or 25.9% of net sales, compared to $44.1 million, or 24.8% of net sales, last year. SG&A deleveraged 110 basis points as a percentage of net sales and increased by $8.9 million compared to last year. Of the $8.9 million increase in SG&A, $4.5 million was attributable to store payroll and related benefits primarily due to serving significantly higher sales, $1.7 million was attributable to marketing expenses primarily due to increased e-commerce marketing, and corporate bonus accruals of $0.6 million due to the Company's strong operating performance in fiscal 2021.
•Operating income was $17.3 million, or 8.5% of net sales, compared to $14.1 million, or 7.9% of net sales, last year. The $3.2 million increase in operating income was primarily due to the combined impact of the factors noted above.

•Income tax expense was $4.9 million, or 28.7% of pre-tax income, compared to $5.1 million, or 36.6% of pre-tax income, last year. The decrease in the effective income tax rate was primarily due to a normalization of the tax rate after last year's effective tax rate was distorted by low pre-tax losses for the year.
•Net income was $12.1 million, or $0.38 per diluted share, compared to $8.9 million, or $0.29 per diluted share, last year. Weighted average shares were 31.4 million this year compared to 30.1 million last year.
Fiscal 2021 Full Year Results Overview
The following comparisons refer to operating results for the fifty-two weeks of fiscal 2021 versus the fifty-two weeks of fiscal 2020:
•Total net sales were $775.7 million, an increase of $244.4 million or 46.0%, compared to $531.3 million last year primarily due to the various periods of government-mandated store closures, reduced store operating hours, and restrictions on customer traffic into physical stores last year resulting from the COVID-19 pandemic.
◦Net sales from physical stores were $609.7 million, an increase of $251.8 million or 70.4%, compared to $357.9 million last year. Net sales from stores represented 78.6% of total net sales compared to 67.4% of total net sales last year.
◦Net sales from e-commerce were $165.9 million, a decrease of $(7.5) million or (4.3)%, compared to $173.4 million last year. E-commerce net sales represented 21.4% of total net sales compared to 32.6% of total net sales last year.
•Gross profit was $276.7 million, an increase of $134.5 million or 94.6%, compared to $142.2 million last year. Gross margin was 35.7%, an improvement of 890 basis points as a percentage of net sales, compared to 26.8% last year. Total buying, distribution and occupancy costs improved by 760 basis points collectively, despite increasing by $7.8 million in total, due to leveraging these costs against higher net sales. Product margins improved 130 basis points as a percentage of net sales primarily due to reduced total markdowns.
•SG&A expenses were $189.1 million, or 24.4% of net sales, compared to $145.2 million, or 27.3% of net sales, last year. SG&A improved by 290 basis points as a percentage of net sales compared to last year, despite increasing by $43.8 million, due to leveraging these expenses on higher total net sales. Of the $43.8 million increase in SG&A, $28.5 million was attributable to store payroll and related benefits primarily due to operating all stores for the entirety of the current year and serving significantly higher sales, $6.6 million was attributable to corporate bonus accruals associated with strong operating performance in fiscal 2021, $3.9 million was attributable to marketing expenses primarily due to increased e-commerce marketing, $2.7 million was attributable to increased credit card fees on higher sales volume, and $2.5 million was attributable to increased corporate payroll and related benefits due to being more fully staffed this year compared to significant furloughs during last year's store shutdown period. Partially offsetting these SG&A increases is a net year-to-date decrease of $3.4 million attributable to a $1.7 million disputed California sales tax assessment originally recorded in the third quarter of fiscal 2020, which was subsequently resolved in the Company's favor and reversed in the first quarter of fiscal 2021.
•Operating income was $87.6 million, or 11.3% of net sales, compared to an operating loss of $(3.0) million, or (0.6)% of net sales, last year, as a result of the combined impact of the factors described above.
•Income tax expense was $22.8 million, or 26.2% of pre-tax income, compared to income tax benefit of $(1.3) million, or 53.5% of pre-tax loss, last year. The decrease in the effective income tax rate was primarily due to a normalization of the tax rate after last year's effective tax rate was distorted by low pre-tax losses for the year.

•Net income was $64.2 million, or $2.06 per diluted share, compared to a net loss of $(1.1) million, or $(0.04) per basic share, last year. Weighted average diluted shares were 31.1 million this year compared to 29.7 million basic shares last year.
Balance Sheet and Liquidity
As of January 29, 2022, the Company had $139.2 million of cash and marketable securities and no debt outstanding. This compares to $141.1 million in cash and marketable securities with no debt outstanding as of January 30, 2021. On December 15, 2021, the Company paid aggregate special cash dividends of $30.9 million, or $1.00 per share, to all Class A and Class B common stockholders of record as of December 7, 2021. The Company ended fiscal 2021 with merchandise inventories per square foot up 17.0% compared to last year as the Company seeks to support the current momentum of its business and position itself for the Spring season amid the ongoing supply chain challenges. As of March 6, 2022, merchandise inventories were up 7.3% in total compared to last year.
Fiscal 2022 First Quarter Outlook
Through March 6, 2022, the Company's fiscal 2022 first quarter total comparable net sales, including both physical stores and e-commerce, increased by 10.4% compared to the comparable period of 2021 with an increase in net sales from physical stores of 14.0% and a decrease from e-commerce net sales of (1.3)%. Comparable net sales for fiscal February 2022 increased by a double-digit percentage, but have been negative through March 6.
During March 2021, our net sales accelerated significantly primarily as a result of considerable pent-up demand coming out of 2020's pandemic-related restrictions and significant federal stimulus payments injected into the economy, both of which were historic anomalies. As a result, the Company anticipates a further deceleration in its comparable net sales results as the first quarter of fiscal 2022 progresses compared to fiscal 2021, particularly as the Company begins to anniversary last year's peak performance in the latter half of the first quarter which was driven by the unique environment at that time.
Based on current and historical trends, the Company currently estimates that its total net sales will be in the range of $143 million to $148 million for the first quarter of fiscal 2022, which translates to a comparable net sales decrease of 10% to 13% relative to the first quarter of fiscal 2021. The Company anticipates its earnings per diluted share for the first quarter of fiscal 2022 will be in the range of break-even to $0.05, assuming an estimated income tax rate of 27% and estimated weighted average diluted shares of 31.6 million.
The current business environment remains subject to many unpredictable risks and uncertainties including with respect to, among others, the COVID-19 pandemic, the current inflationary environment, continuing supply chain difficulties, labor challenges, geopolitical concerns, and how consumer behavior may change relative to any of these factors as well as last year's historic anomalies of pent-up demand coming out of pandemic-related restrictions and federal stimulus payments. As a result, the Company's estimates concerning its projected business performance may change at any time and there can be no guarantee that the Company's current estimates will be accurate.
For the first quarter of fiscal 2021, the Company reported total net sales of $163 million and earnings per diluted share of $0.36, both of which were first quarter records for the Company by a considerable margin. For the pre-pandemic first quarter of fiscal 2019, the Company reported total net sales of $130 million and earnings per diluted share of $0.02.
Fiscal 2022 New Store and Capital Expenditure Plans
During fiscal 2022, we currently plan to open approximately 15 to 20 new stores within existing markets, primarily in California, Texas and the Northeast, assuming we are able to negotiate what we believe to be acceptable lease economics. We will also make investments in website and mobile app upgrades, information technology infrastructure investments, and distribution efficiencies. We are also presently evaluating potential investment options for expanding our distribution capacity to support our long-term growth.

Conference Call Information
A conference call to discuss these financial results in more detail is scheduled for today, March 10, 2022, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 (domestic) or (201) 689-8471 (international) at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.
A telephone replay of the call will be available through March 17, 2022, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international). Please note participants must enter the conference identification number of 13726989 in order to access the replay.
About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear, accessories and hardgoods for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 241 total stores across 33 states, as well as its website, www.tillys.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the overall effect of the novel coronavirus (COVID-19) pandemic, including its impacts on us, our operations, or our future financial condition or operating results, the actions taken or to be taken in response to the COVID-19 pandemic, and the impacts thereof on us, our operations, or our future financial condition or operating results, expectations regarding customer traffic and sales activities once stores have reopened, the effects of guidance from local, state and federal governments and health organizations on our future business operations, the possibility of repaying withheld store rents, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, the effects of the COVID-19 pandemic (or other weather, epidemics, pandemics, or other public health issues) on our business and operations, and our ability to respond thereto (including any surges in the number of cases related thereto), our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, realize anticipated, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	January 29, 2022	January 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$42,201	$76,184
Marketable securities	97,027	64,955
Receivables	6,705	8,724
Merchandise inventories	65,645	55,698
Prepaid expenses and other current assets	16,400	6,170
Total current assets	227,978	211,731
Operating lease assets	216,508	229,864
Property and equipment, net	47,530	52,639
Other assets	12,807	13,222
Total assets	$504,823	$507,456
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,144	$24,983
Accrued expenses	19,073	30,682
Deferred revenue	17,096	13,492
Accrued compensation and benefits	17,056	9,899
Current portion of operating lease liabilities	54,037	54,503
Other	761	632
Total current liabilities	136,167	134,191
Noncurrent operating lease liabilities	192,965	211,292
Other	978	1,351
Total liabilities	330,110	346,834
Stockholders’ equity:
Common stock (Class A)	24	22
Common stock (Class B)	7	8
Preferred stock	—	—
Additional paid-in capital	166,929	155,437
Retained earnings	7,754	5,135
Accumulated other comprehensive (loss) income	(1)	20
Total stockholders’ equity	174,713	160,622
Total liabilities and stockholders’ equity	$504,823	$507,456

Tilly’s, Inc.
Consolidated Statements of Income (Loss)
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net sales	$204,489	$177,920	$775,694	$531,329
Cost of goods sold (includes buying, distribution, and occupancy costs)	134,131	119,658	499,031	389,139
Gross profit	70,358	58,262	276,663	142,190
Selling, general and administrative expenses	53,061	44,148	189,068	145,230
Operating income (loss)	17,297	14,114	87,595	(3,040)
Other (expense) income, net	(375)	(111)	(594)	581
Income (loss) before income taxes	16,922	14,003	87,001	(2,459)
Income tax expense (benefit)	4,864	5,132	22,752	(1,314)
Net income (loss)	$12,058	$8,871	$64,249	$(1,145)
Basic income (loss) per share of Class A and Class B common stock	$0.39	$0.30	$2.10	$(0.04)
Diluted income (loss) per share of Class A and Class B common stock	$0.38	$0.29	$2.06	$(0.04)
Weighted average basic shares outstanding	30,953	29,711	30,560	29,697
Weighted average diluted shares outstanding	31,402	30,115	31,118	29,697

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Fifty-Two Weeks Ended
	January 29, 2022	January 30, 2021
Cash flows from operating activities
Net income (loss)	$64,249	$(1,145)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,836	19,055
Insurance proceeds from casualty loss	117	—
Stock-based compensation expense	1,920	2,036
Impairment of long-lived assets	136	955
Loss on disposal of assets	74	87
Gain on sales and maturities of marketable securities	(132)	(714)
Deferred income taxes	503	(4,949)
Changes in operating assets and liabilities:
Receivables	4,023	96
Merchandise inventories	(10,064)	1,203
Prepaid expenses and other current assets	(10,275)	(1,722)
Accounts payable	3,168	5,020
Accrued expenses	(10,194)	10,600
Accrued compensation and benefits	7,157	2,709
Operating lease liabilities	(7,008)	3,141
Deferred revenue	3,604	1,731
Other liabilities	(712)	794
Net cash provided by operating activities	63,402	38,897
Cash flows from investing activities
Purchases of property and equipment	(13,425)	(8,471)
Proceeds from sale of property and equipment	37	—
Insurance proceeds from casualty loss	29	—
Purchases of marketable securities	(162,321)	(80,896)
Proceeds from marketable securities	130,352	86,170
Net cash used in investing activities	(45,328)	(3,197)
Cash flows from financing activities
Proceeds from line of credit	—	23,675
Repayment of line of credit	—	(23,675)
Dividends paid	(61,630)	(29,677)
Proceeds from exercise of stock options	9,573	24
Net cash used in financing activities	(52,057)	(29,653)
Change in cash and cash equivalents	(33,983)	6,047
Cash and cash equivalents, beginning of period	76,184	70,137
Cash and cash equivalents, end of period	$42,201	$76,184

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2021 Q1	238	2	2	238	1,753
2021 Q2	238	6	—	244	1,788
2021 Q3	244	—	1	243	1,781
2021 Q4	243	1	3	241	1,764

Note: The store counts noted above do not reflect the impact of stores temporarily closed as a result of the COVID-19 pandemic.

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com